Translation from the German Language

                       SHAREHOLDERS' COMMITMENT AGREEMENT

                                     between

1.      Jacobs Holding AG, Seefeldquai 17, 8008 Zurich

                                              (hereinafter referred to as "JAG")

2.      Klaus J. Jacobs

Newsells Park Stud, The Manor House, Barkway Royston, Hertfortshire, SG8 8DA, UK

                                              (hereinafter referred to as "KJJ")

3.      Renata Jacobs

Newsells Park Stud, The Manor House, Barkway Royston, Hertfortshire, SG8 8DA, UK

                                               (hereinafter referred to as "RJ")

4.      Lavinia Jacobs

Schuracherstrasse 151, 8700 Kusnacht

                                               (hereinafter referred to as "LJ")

5.      Nicolas Jacobs

Zeltweg 92, 8032 Zurich

                                              (hereinafter referred to as "NiJ")

6.      Philippe Jacobs

St. Jakob Strasse 38, 9000 St. Gallen

                                              (hereinafter referred to as "PhJ")

7.    Nathalie Jacobs

Rosenbergstrasse 56, 9000 St. Gallen

                                              (hereinafter referred to as "NaJ")

(the Parties 2, 3, 4, 5, 6 and 7 are hereinafter also collectively referred to as "Family", or, individually, as "Family Member").

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PREAMBLE

JAG and the Family each hold an interest in Jacobs Venture AG (hereinafter referred to as "Venture").

JAG and the Family enter into this Shareholders' Commitment Agreement intending to

                (i) maintain and control the constitution of the circle of shareholders of Venture through rights of first option, preemptive rights and rights to purchase;

                (ii) provide a set of rules for the Parties' mutual rights and obligations; and

                (iii) coordinate voting in the general meeting of shareholders of Adecco SA.

Now, therefore, the Parties hereby agree as follows:

2.      SUBJECT MATTER OF THE SHAREHOLDERS' COMMITMENT AGREEMENT

2.1. Upon entering into this Shareholders' Commitment Agreement, the Family and JAG participate in the share capital of Adecco SA and Venture as follows:

2.2.    KJJ:

                - 7,000,000 registered shares of Adecco SA with a nominal value of CHF 1.00 nominal per share (Adecco shares),

                - 576 registered shares of Jacobs Venture AG with a nominal value of CHF 1,000 nominal per share (Venture shares);

2.3.    RJ:

                - 5,802,471 registered shares of Adecco SA with a nominal value of CHF 1.00 nominal per share (Adecco shares),

                - 478 registered shares of Jacobs Venture AG with a nominal value of CHF 1,000 nominal per share (Venture shares);

2.4.    LJ:

                - 601,500 registered shares of Adecco SA with a nominal value of CHF 1.00 nominal per share (Adecco shares),

                - 50 registered shares of Jacobs Venture AG with a nominal value of CHF 1,000 nominal per share (Venture shares);

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2.4.    NiJ:

                - 737,500 registered shares of Adecco SA with a nominal value of CHF 1.00 nominal per share (Adecco shares),

                - 61 registered shares of Jacobs Venture AG with a nominal value of CHF 1,000 nominal per share (Venture shares);

2.5.     PhJ:

                - 737,500 registered shares of Adecco SA with a nominal value of CHF 1.00 nominal per share (Adecco shares),

                - 61 registered shares of Jacobs Venture AG with a nominal value of CHF 1,000 nominal per share (Venture shares);

2.6.    NaJ:

                - 737,800 registered shares of Adecco SA with a nominal value of CHF 1.00 nominal per share (Adecco shares),

                - 61 registered shares of Jacobs Venture AG with a nominal value of CHF 1,000 nominal per share (Venture shares);

2.7.    JAG:

                - 15,187,399 registered shares of Adecco SA with a nominal value of CHF 1.00 nominal per share,

                - 1,313 registered shares of Jacobs Venture AG with a nominal value of CHF 1,000 nominal per share (Venture shares).

3.      RESERVATION AND DUTY TO OBSERVE FURTHER PROVISIONS

3.1. This Shareholders' Commitment Agreement and any of its provisions are subject to the reservation of any further contractual arrangements that may exist in connection with shares of Adecco SA, which the Parties have to observe in whole or in part (i.e. the existing permission for use contracts, pledge agreements, asset management agreements).

3.2. In all other respects, the Adecco shares shall be subject to the respective stock exchange rules and regulations.

        The Parties shall be obliged to make every effort to observe any applicable stock exchange rules and regulations and to fulfil their obligations arising therefrom. JAG shall fulfil on behalf of the Family Members any obligations that are incumbent upon the Parties such as notification and disclosure requirements, the purchase obligation or

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        the obligation to make an offer. Each Family Member shall make every effort to ensure that JAG fulfils the corresponding duties and incidental obligations properly within the specified time.

3.3. The Parties are aware that the provisions concerning insider trading of several jurisdictions are, or may be, subject to UK or Swiss law. The Parties undertake to observe the aforesaid provisions.

3.4. The Parties are prepared to pledge the respective unpledged Adecco shares owned by them in favour of Venture or any other company to be determined by JAG with a view to the acquisition of further Adecco shares, or to grant options and/or rights of usufruct.

4.      PROHIBITION OF DISPOSAL PRIOR TO THE TERMINATION OF THE CUMULUS PROJECT

4.1. Each Party shall be prohibited from selling its Venture shares to third parties, giving the same away or otherwise transferring the same prior to the termination of the Cumulus Project. Sales, gifts or other transfers among the Parties to this Shareholders' Commitment Agreement prior to the termination of the Cumulus Project shall require the approval of all Parties. This does not apply to JAG's possibility to sell Venture as a whole following the exercise of the call option according to Section 11 hereof.

4.2. The termination of the Cumulus Project means the date when the financing arrangements with Deutsche Bank expire (at the end of 2010, unless the financing arrangements are extended).

5.      REPRESENTATION IN THE BOARD OF DIRECTORS

5.1. Each Party shall be entitled to nominate itself, or a representative of an affiliate (organschaftlicher Vertreter), for election to Venture's Board of Directors. A claim to election by the general meeting of shareholders does not exist.

5.2. The Parties may also nominate their respective employees or one or several third parties, who do not have to be employees of a Party, for election to Venture's Board of Directors.

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6.      DETERMINATION OF BUSINESS AND DIVIDEND POLICY

6.1. The Parties agree to make every effort to ensure that Adecco SA and Venture are able to develop successful business activities within the framework of the statutory purposes and dispose of sufficient capital reserves.

7. RIGHT OF FIRST OPTION WITH REGARD TO VENTURE SHARES AFTER THE TERMINATION OF THE CUMULUS PROJECT

7.1. Each Family Member shall grant JAG a right of first option with regard to its interest in Venture according to the following conditions:

7.2. If a Family Member intends to sell the Venture shares for valuable consideration after the termination of the Cumulus Project it shall be obliged to notify JAG thereof in writing by registered letter and to offer JAG the shares for purchase at their intrinsic value. JAG shall be entitled to accept the offer of the Party willing to sell shares within 45 calendar days from the receipt of the offer and to take over the shares to be sold.

7.3. The acceptance of the offer by JAG must be made in writing vis-a-vis the Family Member offering the shares. Silence with regard to the offer shall mean that the assertion of the right of first option as contemplated in Section 7 hereof is waived.

7.4. The Parties shall determine the intrinsic value of the Venture shares by mutual consent; the intrinsic value shall correspond to the equity capital value.

        If an agreement cannot be reached the intrinsic value/equity capital value of the Venture shares shall be determined with binding effect by a trust company being a member of the Swiss Institute of Certified Accountants and Tax Consultants (Schweizer Treuhand-Kammer), which is to be appointed by the Family Member(s) willing to sell shares and JAG by mutual consent, in accordance with the generally accepted accounting principles on the basis of the company's last audited annual accounts.

        If the Family Member(s) willing to sell shares and JAG are not able to agree upon a trust company for the determination of the intrinsic value the President of the Swiss Institute of Certified Accountants and Tax Consultants shall appoint a trust company.

        The Family Member(s) willing to sell shares and JAG shall each bear 50% of the costs of the determination of the intrinsic value.

7.5. As soon as the competent trust company has determined the purchase price, the purchase price shall be payable by JAG within 30 calendar days concurrently against delivery of the Venture shares. The Family Member willing to sell shares may revoke

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        its intention to sell, respectively purchase, shares vis-a-vis JAG by registered letter within 10 calendar days following the receipt of the notice of the purchase price determined by the competent trust company.

7.6. In the event that JAG refrains from exercising its right of first option according to Sections 7.1. to 7.5. hereof, the remaining Family Members shall have a right of first option in the following order: KJJ, RJ, NiJ, PhJ, NaJ, LJ or in the order of their respective amount of interest at the time when the rights of first option are exercised (in case of an equal amount of interest the order will depend on age). Therefore, the amount of interest and, consequently, the order may change during the term of this Shareholders' Commitment Agreement.

7.7. To this end, the Family Member willing to sell shares shall call a meeting (or telephone conference) within 10 calendar days after it has become certain that the sales transaction cannot be concluded with JAG, observing a five-day period for calling a meeting, in order to offer the other Family Members the shares according to the above order (see
        Section 7.7 hereof) at their intrinsic value in accordance with Section
        7.5. hereof. If none of the authorized Family Members declares that it intends to purchase the Venture shares from the Family Member willing to sell shares at their intrinsic value concurrently against payment within 30 calendar days then the Family Member willing to sell shares may sell the Venture shares to a third party.

8. PREEMPTIVE RIGHT WITH REGARD TO VENTURE SHARES AFTER THE TERMINATION OF THE CUMULUS PROJECT

8.1. In the event that a Family Member sells Venture shares to third parties following the termination of the Cumulus Project, JAG shall have a preemptive right to the Venture shares sold with regard to all Venture shares being the subject matter of this Shareholders' Commitment Agreement, i.e. under the same terms under which the Family Member willing to sell shares intends to sell the Venture shares to third parties. The Family Member shall only be entitled to conclude a purchase contract with the third party on condition that the preemptive right of JAG and of the remaining Parties to this Shareholders' Commitment Agreement is observed.

8.2. If the purchase price agreed upon with third parties exceeds the intrinsic value to be determined according to Section 7.4 hereof, JAG shall be entitled to purchase the Venture shares at their intrinsic value. In the event that the Family Member willing to sell shares and JAG are not able to agree as to whether this is the case, the intrinsic value shall be determined according to Section 7.4 hereof.

8.3. The Family Member willing to sell shares shall notify JAG of the sale of Venture shares, specifying the essential elements of the contract by registered letter. JAG shall

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        inform the Family Member willing to sell shares within 45 calendar days following receipt of the notice whether it will exercise its preemptive right.

8.4. JAG shall be obliged to pay the purchase price according to Section 8.1 or Section 8.2 hereof within 30 business days concurrently against delivery of the Venture shares. The Family Member willing to sell shares may revoke its intention to sell or purchase shares vis-a-vis JAG by registered letter within 5 business days following the receipt of the notice of the purchase price determined by the competent trust company.

8.5. Preemption means any legal transaction aiming at a transfer of the Venture shares against payment of remuneration by third parties. This shall particularly include sale, surrender in lieu of payment as well as voluntary auction.

8.6. In the event that JAG refrains from exercising its preemptive right according to Sections 8.1. to 8.5. hereof, the remaining Family Members shall have a preemptive right in the following order: KJJ, RJ, NiJ, PhJ, NaJ, LJ or in the order of their respective amount of interest at the time when the preemptive right is exercised (in case of an equal amount of interest the order will depend on age). Therefore, the amount of interest and, consequently, the order may change during the term of this Shareholders' Commitment Agreement.

8.7. To this end, the Family Member willing to sell shares shall call a meeting (or telephone conference) within 10 calendar days after it has become certain that the sales transaction cannot be concluded with JAG, observing a five-day period for calling a meeting, in order to offer the other Family Members the shares according to the above order (see
        Section 7.7 hereof) at their intrinsic value in accordance with Section
        6.5. hereof. If none of the authorized Family Members declares that it intends to purchase the Venture shares from the Family Member willing to sell shares at their intrinsic value concurrently against payment within 30 calendar days, the Family Member willing to sell shares may sell the Venture shares to the third party at the purchase price agreed upon.

9.      GRATUITOUS TRANSFER

        Sections 6 and 7 hereof shall also apply in case that any of the Parties transfers, or intends to transfer, its Venture shares free of charge in whole or in part.

10.     CONDITIONAL RIGHT TO PURCHASE VENTURE SHARES

10.1.   In any of the following events:

                -       death of a Family Member,

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                -       breach of contract by a Family Member,

                - transfer of the Venture shares as a consequence of a matrimonial regime; or

                -       termination of this Shareholders' Commitment Agreement

        JAG shall be authorized to acquire the Venture shares concerned at their intrinsic value according to Section 6.5 hereof.

10.2. JAG shall declare by registered letter within 45 calendar days after having obtained knowledge that the event of the right to purchase has occurred whether it will exercise its right to purchase.

10.3. If JAG does not exercise its right to purchase, or exercises such right in part only, then the right to purchase will expire. However, the existence of the preemptive right and the right of first option according to Sections 6 and 7 hereof shall not thereby be affected.

10.4.   JAG shall be obliged to pay the purchase price determined according to
        Section 7.4 hereof within 45 calendar days concurrently against delivery of the Venture shares. However, JAG may revoke its intention to purchase shares vis-a-vis the Family Member concerned by registered letter within 10 calendar days following the receipt of the notice by the competent trust company of the purchase price determined by it.

11.     CALL OPTION WITH REGARD TO THE VENTURE SHARES

11.1. In the event that JAG intends to sell the entire shares held by it in Venture to a third party it shall be entitled to exercise a call option with regard to the entire shares which the Family Members hold in Venture.

11.2. JAG shall notify the Family Members of the exercise of its call option with regard to the Venture shares in writing; such exercise shall be effected under the same terms as have been agreed upon between JAG and the third party, however at least at the intrinsic value of the Venture shares.

11.3. If JAG does not exercise its call option with regard to the entire shares held by the Family Members in the company involved then the call option will expire and JAG will not be able to sell its Venture shares, as well as the Venture shares that may have already been acquired by individual Family Members, to the third party. The existence of the right of first option, the preemptive right and the right to purchase according to Sections 6 to 9 hereof shall not thereby be affected.

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11.4.   JAG shall be obliged to pay the purchase price within 45 calendar days concurrently against delivery of the shares. JAG may revoke its intention to purchase shares vis-a-vis the Family Members by registered letter.

12.     PUT OPTION WITH REGARD TO THE VENTURE SHARES

12.1. In the event that JAG sells to a third party its entire shares in Venture, each Family Member shall be entitled to exercise a put option (co-sale right) vis-a-vis JAG with regard to all shares held by it in Venture. JAG shall be obliged to inform each Family Member about the sale of the Venture shares held by it in writing.

12.2. Each Family Members shall notify JAG of the exercise of its put option with regard to the Venture shares in writing; such exercise shall be effected under the same terms as have been agreed upon between JAG and the third party, however at least at the actual value of the Venture shares.

12.3. If a Family Member does not exercise its put option with regard to the entire shares held by it in Venture then the put option will expire. The existence of the right of first option, the preemptive right and the right to purchase according to Sections 6 to 10 hereof shall not thereby be affected.

12.4. JAG shall be obliged to pay the purchase price within 30 calendar days concurrently against delivery of the Venture shares. Each Family Member may revoke its intention to purchase shares vis-a-vis JAG by registered letter.

13.     VOTING RIGHTS/INTERNAL ORGANISATION

13.1. The Parties to this Shareholders' Commitment Agreement shall freely exercise their rights in Venture's general meeting of shareholders.

13.2. Venture's Board of Directors shall determine with regard to the Adecco shares held by Venture how the rights to the general meeting of shareholders of Adecco SA shall be exercised.

13.3. As regards the exercise of the pledged or unpledged Adecco shares held by them, the Parties shall be obliged to observe Venture's resolutions concerning the exercise of voting rights to the general meeting of shareholders of Adecco SA.

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14.     NON-TRADING CLAUSE

        Each Party undertakes to refrain from dealing in Adecco shares, or options with regard to Adecco shares or other financial instruments backed by Adecco shares, during the existence of the group and/or the term of the Cumulus Project.

15.     AMENDMENTS OF THE AGREEMENT

        This Shareholders' Commitment Agreement may only be amended with the approval of all Parties and by observing the written form requirement.

16.     NOTICES

16.1. Any notice or other communication shall be deemed given, or any other service deemed effected, if prepared in writing and delivered personally or by courier, or sent by fax or mail (date of the postmark is sufficient for compliance with the agreed time limit) and addressed as follows:

        To Jacobs Holding AG, Seefeldquai 17, 8008 Zurich

        To Klaus J. Jacobs, Newsells Park Stud, The Manor House, Barkway Royston, Hertfortshire, SG8 8DA, UK

        To Renata Jacobs, Newsells Park Stud, The Manor House, Barkway Royston, Hertfortshire, SG8 8DA, UK

        To Lavinia Jacobs, Schuracherstrasse 151, 8700 Kusnacht

        To Nicolas Jacobs, Zeltweg 92, 8032 Zurich

        To Philippe Jacobs, St. Jakob Strasse 38, 9000 St. Gallen

        To Nathalie Jacobs, Rosenbergstrasse 56, 9000 St. Gallen.

16.2. Each Party may change its address for purposes of this Shareholders' Commitment Agreement at any time. However, the other Parties shall be notified of any change of address in such a form as provided for notices.

17.     ENTRY INTO FORCE/TERM/TERMINATION

17.1. This Shareholders' Commitment Agreement will enter into force as soon as the agreements for the Cumulus Project have been signed.

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17.2.   This Shareholders' Commitment Agreement is concluded for an unlimited period of time subject to Section 16 hereof. It may be terminated by observing a twelve-month's notice period, for the first time with effect from the date of the termination of the Cumulus Project.

18.     SEVERABILITY CLAUSE AND INCOMPLETE PROVISIONS

18.1. Should individual provisions of this Shareholders' Commitment Agreement be or become invalid or impracticable, the validity of the remaining provisions shall not thereby be affected. In this case, the Parties will replace the invalid or impracticable provision by a provision which comes as close as possible to the original legal and economic purpose of the invalid or impracticable provision.

18.2. Incomplete provisions, or interpretation issues, which may arise in connection with this Shareholders' Commitment Agreement shall be replaced by complete provisions, or solved, by taking into account the purpose of this Shareholders' Commitment Agreement.

19.     APPLICABLE LAW/JURISDICTION

        This Shareholders' Commitment Agreement shall be governed by Swiss law. The Parties are agreed that the place of jurisdiction shall be Zurich.

20.     MISCELLANEOUS

20.1. The costs incurred in connection with the drafting of this Shareholders' Commitment Agreement shall be borne by JAG.

This Shareholders' Commitment Agreement shall be executed in seven original copies. Each Party shall receive one signed copy of this Shareholders' Commitment Agreement.

                          See next page for signatures

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Zurich, 26 November 2005


JACOBS HOLDING AG

/s/ Andreas Jacobs                                  /s/ Conrad Meyer
------------------                                  ----------------
Andreas Jacobs                                      Conrad Meyer


FAMILY

/s/ Klaus J. Jacobs                                 /s/ Renata Jacobs
-------------------                                 -----------------
Klaus J. Jacobs                                     Renata Jacobs


/s/ Lavinia Jacobs                                  /s/ Nicolas Jacobs
------------------                                  ------------------
Lavinia Jacobs                                      Nicolas Jacobs


/s/ Philippe Jacobs                                 /s/ Nathalie Jacobs
-------------------                                 -------------------
Philippe Jacobs                                     Nathalie Jacobs

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